EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

V.I. Technologies, Inc.:

We consent to the use of our report dated February 19, 2004 with respect to the consolidated balance sheets of V.I. Technologies, Inc. as of December 27, 2003 and December 28, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 27, 2003, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Boston, Massachusetts

December 17, 2004